EMPLOYMENT AGREEMENT
BY AND BETWEEN
ProBank
AND
Bronson Bryan Robinson, Jr.

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 1st day of May, 200, by ProBank (“Employer” or “Bank”) and Bronson Bryan Robinson, Jr. (“Employee”). Employer and Employee are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, Employer wishes to retain Employee as ’s President and Chief Executive Officer to perform the duties and responsibilities as are described in this Agreement and as Employer’s Board of Directors (“Board”) may assign to Employee from time to time; and

WHEREAS, Employee desires to continue to be employed by the Employer as the Employer’s President and Chief Executive Officer in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto represent, warrant, undertake, covenant and agree as follows:

OPERATIVE TERMS

1. Employment and Term. Employer shall employ Employee pursuant to the terms of this Agreement to perform the services specified in Section 2 herein. The initial term of employment shall be for a period of one (1) year, commencing on ____________, 2007 (“Effective Date”). This Agreement shall be renewed automatically on an annual basis thereafter for one additional year, unless either party provides notice at least ninety (90) days prior to the automatic renewal that the Agreement will not be renewed. The Board’s decision shall be included in its meeting minutes.

2. Position, Responsibilities and Duties. During the term of this Agreement, Employee shall serve as the Bank=s President and Chief Executive Officer, through election by the Board. In such capacity, Employee shall have the same powers, duties and responsibilities of supervision and management of the Bank usually accorded to the President and Chief Executive Officer of similar financial institutions. Employee shall devote his full business time and attention and use his best efforts to accomplish and fulfill his duties and responsibilities as President and Chief Executive Officer including duties assigned to Employee from time to time by the Board. The duties which the Board has assigned to Employee at this time are set forth in the Employment Description Schedule attached hereto. This schedule may be modified by the Board or President from time to time provided the duties as modified are consistent with duties performed by the President and Chief Executive Officer of a similar financial institution. Employee shall, at all times, conduct himself in a manner that will reflect positively upon the Employer. Employee shall obtain and maintain such licenses, certificates, accreditations and professional memberships and designations as the Employer may reasonably require. Employee shall notify Employer prior to any significant participation by him in any trade association or similar organization.

3. Compensation. During the term of this Agreement, Employee shall be compensated as described in the Compensation Schedule attached hereto. The Compensation Schedule may be amended by the parties as needed and such amended Compensation Schedule shall become part of this Agreement, if dated and executed by the parties, without further action by the parties.

4. Payment of Business Expenses. Employee is authorized to incur reasonable expenses in performing his duties hereunder. Employer will reimburse Employee for authorized expenses, according to the Employer’s established policies, promptly after Employee’s presentation of an itemized account of such expenditures.

5. Termination.

a. Death. This Agreement shall immediately terminate upon Employee’s death, in which instance Employer shall pay to Employee’s estate any compensation accrued, but not yet paid.

b. Termination for Cause. The Employer shall have the right, at any time, upon written notice of termination satisfying the requirements of Section 7 herein, to terminate Employee’s employment hereunder. A termination for Cause shall be effective immediately upon effectiveness of a notice of termination. For the purpose of this Agreement, termination for “Cause” shall mean termination for personal dishonesty, incompetence, insubordination, misconduct or conduct which may negatively reflect upon the Employer, drug or excessive alcohol use on the job, breach of fiduciary duty, failure to perform the duties stated in this Agreement, violation of any law, rule or regulation (other than minor traffic violations or similar offenses), violation of a final cease-and-desist order, illness or incapacity for a period of longer than three months, or personal default on indebtedness which is not corrected within 30 days from the date of default. In the event Employee is terminated for Cause, Employee shall have no right to compensation or other benefits for any period after such date of termination, other than compensation which was accrued, but not yet paid.

c. Other Termination by Employer. If Employee is terminated by Employer other than for Cause, Employee’s right to severance under this Agreement shall be as set forth in Section 5(g).

d. Change-in-Control. A “Change-in-Control” of the Employer shall mean the first to occur of any one or more of the following:

(1)
any transaction, whether by merger, consolidation, asset sale, recapitalization, reorganization, combination, stock purchase, tender offer, reverse stock split, or otherwise, which results in the acquisition of, or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of common stock of the Employer, or its parent company, Pro Financial Group, Inc., or

(2)	the sale of all or substantially all of the assets of the Employer, or

(3)	the liquidation of the Employer or a material amount of Employer’s assets, or

(4)	the takeover or control of all or substantially all of the operations of Employer, through any of the means specified above.

If Employee has actual knowledge of an anticipated “Change-in-Control” at least ninety (90) days prior to the event which causes a Change-in-Control, Employee shall be entitled at any time up to thirty (30) days prior to the event which will effect such Change-in-Control (the “Change-in-Control Date”), to give a notice of termination (as defined in Section 8) and terminate his employment as of the Change-in-Control Date, and Employee shall be paid, in addition to all accrued but unpaid compensation, a lump sum cash payment (the “Change-in-Control Payment”). The Change-in-Control Payment shall be equal to two and one-half (2.5) times the Employee’s Average Base Salary and Performance Bonus (as defined in Compensation Schedule) for the last three years preceding the Change-in-Control. The Change-in-Control Payment shall be paid without setoff of any kind and in cash, not later than ten days after the Change-in-Control date. Additionally, prior to the Change-in-Control Date, Employer shall notify representatives of the acquiring or successor entity, as the case may be, of Employee’s rights and Employer’s obligations under this Agreement, and without affecting Employer’s obligations to pay Employee hereunder, any such acquiring or successor entity shall become obligated to forthwith pay to Employee for such part of the Change-in-Control Payment as has not been paid by the Employer as of the Change-in-Control Date.

In the event a Change-in-Control occurs without Employee having the actual prior knowledge described above, Employee shall have the right to give a notice of termination (as defined in Section 7) to Employer no later than ten (10) days following a Change-in-Control during the term of this Agreement.

If the Employee is not employed at the time of the Change-in-Control, but was terminated by the Employer for reasons which do not constitute Cause under Section 5b of this Agreement or by the Employee with Good Reason as defined in Section 5e of this Agreement within 1 year prior to the Change-in-Control, the Employee shall also be entitled to a Change-in-Control Payment. However, the Change-in-Control Payments shall be reduced to the extent Employee has received any severance payment.

Upon receipt of Employee’s timely notice of termination under this Section 5 of this Agreement, Employer or its successor in interest, may deliver notice to Employee that it is requesting that Employee continue employment for a specified transition period of up to six (6) months within thirty days of receipt of the Employee’s notice of termination. During such post-change in control employment, Employee shall receive the base compensation and benefits he was receiving under this Agreement immediately prior to the change in control, but shall be an employee for the period specified in the notice, shall perform some or all the duties specified in paragraph 2 of this Agreement and shall otherwise perform reasonable executive, management, or professional duties as the new employer may request, and shall perform his post-termination obligations under paragraph 8 of this Agreement. No other provision of this Agreement shall apply to such post-change in control employment.

e.  Termination by Employee for Good Reason. Employee may terminate his employment hereunder for Good Reason by delivering a notice of termination (as defined in Section 7). For purposes of this Agreement, “Good Reason” shall mean a failure by ProBank to comply with any material provision of this Agreement, which failure has not been cured within fifteen (15) business days after a notice of such noncompliance has been given by the Employee to ProBank. If Employee terminates his employment for Good Reason, Employee’s right to severance under this Agreement shall be as set forth in Section 5(g).

f.  Termination by Employee Without Good Reason. Employee may terminate his employment hereunder and this Agreement for any reason other than Good Reason, by providing a notice of termination (as defined in Section 7). In the event that Employee terminates his employment without Good Reason, Employee shall have no right to severance, compensation or other benefits after the date of termination, except for accrued but unpaid compensation.

g. Severance Payment. If Employee is entitled to severance under Sections 5(c) or (e), Employee shall be paid, as severance, the total Base Salary (as defined in Compensation Schedule) due for a period of one year. Any such payment shall be made in substantially equal semi-monthly installments on the 15th and last days of each month until paid in full and shall only be paid subject to Employee’s execution of a full release in favor of the Employer for any potential claims related to this Agreement or to Employee’s employment with the Employer.

6. Regulatory Provisions. Employer and Employee acknowledge that the laws and regulations governing the Parties require that the employment of Employee be governed by certain standards contained in those laws and regulations. To that end, the Parties agree to be bound by the following provisions:

a. Suspension/Temporary Prohibition. If the Employee is suspended and/or temporarily prohibited from participating in the conduct and affairs ProBank by a notice served under Sections 8(e) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818[e][3] and [g][1]) ProBank’s obligations under this Agreement shall be suspended as of the date of such service unless stayed by appropriate proceedings. If the charges and the notice are dismissed, ProBank may in its discretion:

(1)	pay the Employee all or part of his compensation withheld while the obligations under this Agreement are suspended; and

(2)	reinstate (in whole or part) any of ProBank’s obligations which were suspended.

b. Permanent Prohibition. If the Employee is removed and/or permanently prohibited from participating in the conduct and affairs of ProBank by an order issued under Sections 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818[e][4] or [g][1]), all of Employer=s obligations under this Agreement shall terminate as of the effective date of the order, but the Employee’s vested rights, if any shall not be affected.

c. Default Under FDIA. If ProBank is in default (as defined in Section 3[x][1] of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this subsection of this Agreement shall not affect the Employee’s vested rights if any.

7. Notice of Termination.

a. Specificity. Any termination of Employee’s employment by Employer or by Employee shall be communicated by written notice of termination to the other Party. For purposes of this Agreement, a “notice of termination” shall mean a dated notice which shall: (i) indicate the specific relevant termination provision in the Agreement; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision; and (iii) set forth the date of termination, which shall be not less than 30 days nor more than 45 days after such notice of termination is given, unless another Section of the Agreement requires or permits a different effective date.

b. Delivery of Notices. All notices or resignations given or required to be given herein shall be in writing, sent by United States first-class certified or registered mail, postage prepaid, by way of overnight carrier, or by hand delivery. If to Employee (or to the Employee’s spouse or estate upon the Employee’s death) notice shall be sent to Employee’s last-known address, and if to Employer, notice shall be sent to the Employer’s corporate headquarters. All such notices shall be effective five days after having been deposited in the mail if sent via first-class certified or registered mail, or upon delivery if by hand delivery or if sent via overnight carrier. Either Party, by notice in writing, may change or designate the place for receipt of all such notices.

8. Post-Termination Obligations. Employer shall pay to Employee such severance payments as are required pursuant to this Agreement; provided, however, any such severance payments shall be subject to Employee’s post-termination cooperation. Such cooperation shall include the following:

a. Employee shall furnish such information and assistance as may be reasonably required by Employer in connection with any litigation or settlement of any dispute between Employer and a customer or other third parties (including without limitation serving as a witness in court or other proceedings);

b. Employee shall provide such information or assistance to Employer in connection with any regulatory examination by any state or federal regulatory agency;

c. Employee shall keep the Employer’s trade secrets and other proprietary or confidential information secret to the fullest extent practicable, subject to compliance with all applicable laws;

d. Employee shall return all Employer’s property, including, but not limited to, keys, credit cards, manuals and other written materials;

e. Employee shall comply with restrictive covenants;

f. Employee shall comply with any other reasonable request of Employer.

Upon submission of pre-approved receipts, Employer shall promptly reimburse Employee for any reasonable expenses incurred by Employee in complying with the provisions of this Section.

9. Indebtedness. If during the term of this Agreement, Employee becomes indebted to Employer for any reason, Employer may, at its election, set off and collect any sums due Employee out of any amounts which Employer may owe Employee pursuant to the terms of this Agreement. Furthermore, upon the termination of this Agreement, all sums owed to Employer by Employee shall become immediately due and payable. The prevailing party shall be entitled to judgment for all expenses and Attorneys’ Fees actually or necessarily incurred in connection with any collection proceeding for Employee’s indebtedness. Notwithstanding any of the foregoing, any indebtedness to Employer secured by a mortgage on Employee’s residence shall not be subject to the foregoing provisions, but shall be governed by the loan documents evidencing such indebtedness.

10. Confidentiality. Executive shall not at any time or in any manner, during or after the term of employment, either directly or indirectly, use, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any information concerning any matters affecting the business of Bank, including without limiting the generality of the foregoing, the identity of its customers, its manner of operation, its plans, processes, or other data without regard to whether all of the foregoing matters will be deemed confidential, material, or important, the parties hereto stipulating that as between them, the same are important, material, and confidential and gravely affect the effective and successful conduct of the business of Bank, and Bank’s good will, and that any breach of the terms of this paragraph shall be a material breach of this Agreement.

All records, files, manuals, lists of customers, blanks, forms, materials, supplies, computer programs, and other materials furnished to the Employee by Bank, used by the Employee on its behalf, or generated or obtained by Employee during the course of Employee’s employment, shall be and remain the property of Bank. Employee shall be deemed the bailee thereof for the use and benefit of Bank and shall safely keep and preserve such property, except as consumed in the normal business operations of Bank. Employee acknowledges that this property is confidential and is not readily accessible to Bank’s competitors. Upon termination of the employment relationship, the Employee shall immediately deliver to Bank or its authorized representative all such property, including all copies, remaining in Employee’s possession and control.

11.  Restrictive Covenants.

a. Legitimate Business Interests. Bank is entitled to protection of its legitimate business interests, and the parties agree that these interests include without limitation: Bank’s confidential business and professional information; and Bank’s substantial relationships with existing or specific prospective customers and referral sources. The parties further agree that Bank has a legitimate business interest in customer referral goodwill associated with its trade name and its marketing area with a fifty (50) mile radius of its offices and branches.

b. Necessity. The parties agree that a restrictive covenant is reasonably necessary to protect these legitimate business interests.

c. Nonsolicitation/Nonacceptance. During the term of this Agreement and for a period of two (2) years from Employee’s termination pursuant to Paragraph 5, Employee agrees to refrain from and not to, directly or indirectly, as independent contractor, employee, consultant, agent, partner, joint venture, or otherwise

(1)  solicit or counsel any third person, partnership, joint venture, company, corporation, association or other organization that knows or reasonably should know is a customer or was a customer of Bank within the preceding twenty-four (24) month period, regardless of such person’s or entity’s location, to terminate any business relationship with Bank and/or commence a similar business relationship with any other individual or business entity,

(2)  accept, with or without solicitation, any business from any third person, partnership, joint venture, company, corporation, association or other organization that Employee knows or reasonably should know is a customer or was a customer of Bank within the preceding twenty-four (24) month period, regardless of such person’s or entity’s location, provided, however, that it shall not be a violation of this subsection if any such person or entity elects, of their own volition, to do business with the same institution at which Employee is employed and Employee is not such person’s or entity’s primary contact person at such institution; or

(3)  solicit any of the employees, affiliates, or agents of Bank regardless of such person’s or entity’s location, to terminate any business relationship with Bank.

For purposes of this Agreement, Employee acknowledges that informing existing customers or prospects that Employee is or may be leaving the Bank prior to leaving the employment of the Bank shall be deemed to constitute prohibited solicitation under this Agreement.

d. Organizing Competitive Business, Soliciting Bank’s Employees. Employee agrees that so long as he is working for Bank, Employee will not undertake the planning or organizing of any business activity competitive with the work Employee performs. Employee agrees that he will not for a period of one (1) year following termination of employment relationship with the Bank, directly or indirectly solicit any of the Bank’s employees to work for Employee or any other competitive business. Employee acknowledges and agrees that all activities under this paragraph shall be presumed to be in aid of prohibited solicitation under the terms of this Agreement.

e. Non-Competition. Employee agrees that during the term of the Employee’s employment with Bank and for a period of one year immediately following termination of employment, Employee will not directly or indirectly own, manage, operate, control, be employed by, act as an agent for, participate in or be connected in any manner with the ownership, management, operation or control of any business which is engaged in businesses which are or may be competitive to the business of Bank within fifty (50) miles of any office or branch of the Bank or with any Person whose intent it is to organize another such company or entity to be operated in such geographic area.

f. Construction. These Restrictive Covenants shall be construed in favor of providing reasonable protection to Bank’s legitimate business interests. Furthermore, Employee agrees that if any portion of the covenants set forth herein are held to be unreasonable, arbitrary or against public policy, then such portion of the covenants shall be considered divisible as to time, geographic area or condition. If any court of competent jurisdiction determines the specified time period or the specified geographic area to be unreasonable, arbitrary or against public policy, then a lesser time period or geographical area, which is determined to be reasonable, not arbitrary and not against public policy, may be enforced against Employee. Employee agrees that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business of Bank and Employee’s employment. The waiver by Bank of Employee’s breach of any provision of the foregoing covenants shall not be construed as a waiver of any other provisions hereof or of any subsequent breach by Employee.

g. Notice to Subsequent Employer. Employee shall fully disclose the terms of the Restrictive Covenants contained in this Agreement to any person, corporation or other entity with whom the Employee is employed or to which the Employee renders services after termination of the relationship with Bank until such time as all of Employee’s obligations hereunder have been fully performed. Employee further agrees to make such disclosure prior to performing any services for such individuals or entities. Employee further agrees that the Bank may provide within its sole discretion copies of part or all of this Agreement to any future employer of or party contracting with Employee or otherwise make provisions of this Agreement known to such employer or contracting party until such time as Employee has fully performed all obligations hereunder. Employee waives any right to assert any claim for damages against Bank or any officer,

Employee hereby agrees that the duration of the restrictive covenants set forth herein is reasonable, and that its geographic scope is not unduly restrictive.

12.  Remedies for Breach.

a. Arbitration. The Parties agree that, except for the specific remedies for Injunctive Relief as contained in Section 12(b), herein, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including, without limitation, any claim that this Agreement or any portion thereof is invalid, illegal or otherwise voidable, shall be submitted to binding arbitration before and in accordance with the Rules of the American Arbitration Association. Judgment upon the determination and/or award of such arbitrator may be entered in any court having jurisdiction thereof; provided, however, that this clause shall not be construed to permit the award of punitive damages to either Party. The prevailing party to said arbitration shall be entitled to an award of reasonable Attorneys’ Fees. The venue for arbitration shall be in LeonCounty, Florida.

b. Injunctive Relief. The Parties acknowledge and agree that the services to be performed by Employee are special and unique and that money damages cannot fully compensate Employer in the event of Employee’s violation of the provisions of Sections 10 and 11 of this Agreement. Thus, in the event of a breach of any of the provisions of such Section, Employee agrees that Employer, upon application to a court of competent jurisdiction, shall be entitled to an injunction restraining Employee from any further breach of the terms and provision of such Section. Employee’s sole remedy, in the event of the wrongful entry of such injunction, shall be the dissolution of such injunction and recovery of Attorneys’ Fees. Employee hereby waives any and all claims for damages by reason of the wrongful issuance of any such injunction.

c. Cumulative Remedies. Notwithstanding any other provision of this Agreement, the injunctive relief described in Section 12(b) herein and all other remedies provided for in this Agreement which are available to Employer as a result of Employee’s breach of this Agreement, are in addition to and shall not limit any and all remedies existing at law or in equity which may also be available to Employer.

13. Assignment. The rights and obligations of the Bank under this Agreement, specifically inclusive of the restrictive covenants, may be assigned by Bank and shall inure to the benefit of and be enforceable by the successors and assigns of the Bank and Employee expressly consents to any assignment of this Agreement. This Agreement, including the restrictive covenants, shall not be binding upon Employee if at any time during Employee’s employment: (a) Employee’s salary or benefits are reduced (but not including a reduction that applies to all employees of the Bank); (b) Employee’s title is diminished; or (c) Employee’s office location is moved outside Leon County.

14. Attorneys’ Fees. In the event that any claim or controversy hereunder is the subject of any litigation or arbitration between the Parties, the prevailing Party shall be entitled to an award of all reasonable costs, including Attorneys’ Fees.

15. Miscellaneous.

a. Amendment of Agreement. Unless as otherwise provided herein, this Agreement may not be modified or amended except in writing signed by the Parties.

b. Certain Definitions. For purposes of this Agreement, the following terms whenever capitalized herein shall have the following meanings:

(1)	“Person” shall mean any natural person, corporation, partnership (general or limited), trust, association or any other business entity.

(2)
“Attorneys’ Fees” shall include the reasonable legal fees and disbursements charged by attorneys and their related travel and lodging expenses, court costs, paralegal fees, etc. incurred in arbitration, mediation, settlement negotiations, discovery, trial, appeal or bankruptcy proceedings.

c. Headings for Reference Only. The headings of the Sections and the Subsections herein are included solely for convenient reference and shall not control the meaning of the interpretation of any of the provisions of this Agreement.

d. Governing Law/Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida. Any litigation involving the Parties and their rights and obligations hereunder shall be brought in the appropriate court in Leon County, Florida.

e. Severability. If any of the provisions of this Agreement shall be held invalid for any reason, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect in accordance with the remainder of its terms.

f. Entire Agreement. This Agreement and all other documents incorporated or referred to herein, contain the entire agreement of the Parties and there are no representations, inducements or other provisions other than those expressed in writing herein. No modification, waiver or discharge of any provision or any breach of this Agreement shall be effective unless it is in writing signed by both Parties. A Party’s waiver of the other Party=s breach of any provision of this Agreement, shall not operate, or be construed, as a waiver of any subsequent breach of that provision or of any other provision of this Agreement.

g. Waiver. No course of conduct by Employer or Employee and no delay or omission of Employer or Employee to exercise any right or power given under this Agreement shall: (i) impair the subsequent exercise of any right or power, or (ii) be construed to be a waiver of any default or any acquiescence in, or consent to, the curing of any default while any other default shall continue to exist, or be construed to be a waiver of such continuing default or of any other right or power that shall theretofore have arisen. Any power and/or remedy granted by law and by this Agreement to any Party hereto may be exercised from time to time, and as often as may be deemed expedient. All such rights and powers shall be cumulative to the fullest extent permitted by law.

h. Pronouns. As used herein, words in the singular include the plural, and the masculine include the feminine and neuter gender, as appropriate.

i. Recitals. The Recitals set forth at the beginning of this Agreement shall be deemed to be incorporated into this Agreement by this reference as if fully set forth herein, and this Agreement shall be interpreted with reference to and in light of such Recitals.

j.  Amendment and Restatement. This Agreement amends and completely restates any other employment agreements by and between Employee and ProBank. By executing this Agreement, Employee and ProBank release each other from any obligations under any such other Agreements.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

EMPLOYEE		PROBANK

By:
Bronson Bryan Robinson, Jr.		Chairman

COMPENSATION SCHEDULE

1. Base Salary: Employee shall receive an annual salary of 125,000.00 (the ABase Salary@).

Employer may adjust the Base Salary from time to time based upon the Board=s evaluation of Employee=s performance. In no event, however, will the Base Salary be reduced without Employee=s written concurrence.

2. Performance Bonuses: Employee may receive performance bonuses at the discretion of the Board (the “Performance Bonus”).

3. Vacation: Employee is entitled to vacation time per year as may be permitted by the Employer’s vacation policy applicable to executive employees of the Bank.

4. Medical Benefits and Other Plans: Employee shall be permitted to participate in all medical and healthcare benefit plans provided by ProBank to its executive officers. Employee shall also be permitted to participate in all other benefit plans offered to Bank executive officers which shall include, at a minimum, full payment of premiums for health insurance for Employee and his family.

5. Continuing Education: Employer will reimburse Employee for admission or attendance fees for pre-approved educational meetings or seminars offered by such organizations as the Florida Bankers Association.

6. Automobile Reimbursement Allowance: Employer shall provide Employee with a leased vehicle with monthly lease payments of approximately $500 or a bank owned vehicle of similar value, as approved by the Board. and reimburse Employee for his monthly car expenses. Employee shall be responsible for keeping appropriate records reflecting the allocation of his usage of the automobile for federal income tax purposes

7. Country Club Dues: Employer shall reimburse Employee for the monthly membership dues and costs of a country club, membership at a Country Club approved by the board, the University Center Club and the Premier Health and Fitness Club, as well as any additional reasonable cost related to business development efforts for the Bank.

8. Stock Options: Once the Bank opens, and once the Company has adopted a Stock Option and Plan (the “Plan”), the Company shall grant Employee an option to purchase 25,000 shares of the Company’s common stock at $10.00 per share. The option will vest over a 5 year period, whereby one-fifth of the shares will vest on each anniversary date following the grant until fully vested. The option will be subject to the approval of the Plan by the Company’s shareholders.

9. Directors Fees: Unless otherwise prohibited by law, Employee shall receive director pay equal to the amount the Bank pays its then current Directors, for attending monthly Board meetings.

EMPLOYMENT DESCRIPTION SCHEDULE
SCHEDULE A

Employee shall serve as the Bank’s President and Chief Executive Officer, through election by the Board. In such capacity, Employee shall have the same powers, duties and responsibilities of supervision and management of the Bank usually accorded to the President and Chief Executive Officer of similar Florida financial institutions. In addition, Employee shall use his best efforts to perform the duties and responsibilities enumerated in this Agreement and any other duties assigned to Employee by the Board and to utilize and develop contacts and customers to enhance the business of the Bank. Specifically, Employee shall devote his full business time and attention and use his best efforts to accomplish and fulfill the following duties and responsibilities, as well as other duties assigned to Employee from time to time by the Board:

(i)	build and maintain a high quality management team;

(ii)	establish job descriptions for the Bank’s management team and employees;

(iii)	build and oversee the management of the Bank’s future branch network;

(iv)	manage Bank personnel and ensure adequate management and employee training is provided;

(v)	establish a management succession plan and provide leadership that will result in management and employee stability;

(vi)	serve as a member of the Board of Directors, when elected to such a position;

(vii)	serve on such committees as appointed by the Board from time to time;

(viii)	keep the Board informed of important developments concerning the Bank, industry developments and regulatory initiatives affecting the Bank;

(ix)	supervise all lending and assist in proper underwriting, servicing and loan resolution;

(x)	establish and implement marketing efforts to increase the business of the Bank;

(xi)
coordinate with the Bank’s attorneys and accountants and other service providers to the extent necessary to further the business of the Bank, keeping in compliance with government laws and regulations and otherwise keeping the Bank in as good a financial and legal posture as possible;

(xii)	maintain adequate expense records of Employee’s activities on the Bank’s behalf; and

(xiii)
conduct and undertake all other activities, responsibilities, and duties normally expected to be undertaken and accomplished by the President and Chief Executive Officer of a financial institution similar in scope and operation to the Bank’s business.

The performance by Employee of all duties outlined in this Schedule A shall be reviewed on an annual basis as provided in Section 1 of this Agreement.